UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15


CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 0-27895*
                                   * Client had requested to change filing type to 0- number, but new number not assigned yet

                           CancerOption.com, Inc.
                           ----------------------
             (Exact name of registrant as specified in its charter)

          7332 E. Butherus Drive, #101, Scottsdale, AZ 85260 480-991-8080
          ---------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                              COMMON AND PREFERRED
                              --------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
       (Title of all other classes of securities for which a duty to file reports under sections 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   X                     Rule 12h-3(b)(1)(i)
                    -----
Rule 12g-4(a)(1)(ii)                        Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                         Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                        Rule 12h-3(b)(2)(ii)
Rule 15d-6

Approximate  number of holders of record as of the certification or notice date:
105
---

Pursuant  to  the   requirements   of  the  Securities   Exchange  Act  of  1934
CancerOption.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: December 9, 1999                  /s/ Arnold Takemoto
      ----------------                  ------------------------
                                        Arnold Takemoto
                                        CEO and President

                                        /s/ Michael Quel
                                        ------------------------
                                        Michael Quel
                                        CPA, CFO and Director

                                        /s/ Douglas Brodie
                                        ------------------------
                                        Douglas Brodie, MD
                                        Director